EXHIBIT 10.22
SERVICING AGREEMENT
dated as of
September 26, 2006
by and among
AMERICAN COLOR GRAPHICS, INC.,
as Servicer
AMERICAN COLOR GRAPHICS FINANCE, LLC,
as Purchaser,
and
BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent
ALL RIGHT, TITLE AND INTEREST OF AMERICAN COLOR GRAPHICS FINANCE, LLC IN AND TO THIS SERVICING AGREEMENT HAS BEEN ASSIGNED TO BANK OF AMERICA, N.A., AS COLLATERAL AGENT UNDER THE CREDIT AGREEMENT, DATED AS OF SEPTEMBER 26, 2006, BY AND AMONG AMERICAN COLOR GRAPHICS FINANCE, LLC, AS BORROWER, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, AND THE LENDERS IDENTIFIED THEREIN.

i

ii

SCHEDULES

Schedule 4.1(m)	ERISA Compliance Information
Schedule 4.1(p)	Intellectual Property Information
Schedule 4.1(r)	Labor Matters Information

EXHIBITS

Exhibit A	Form of Monthly Servicing Report
Exhibit B	Form of Eligible Obligor Notice

iii

     SERVICING AGREEMENT, dated as of September 26, 2006 (the “Servicing Agreement”), by and among AMERICAN COLOR GRAPHICS, INC., a New York corporation, as the Servicer (in such capacity, the “Servicer”), AMERICAN COLOR GRAPHICS FINANCE, LLC, a Delaware limited liability company, as the Purchaser (in such capacity, the “Purchaser”), and BANK OF AMERICA, N.A., as the Administrative Agent (in such capacity, the “Administrative Agent”) and the Collateral Agent (in such capacity, the “Collateral Agent”).
PRELIMINARY STATEMENT
     WHEREAS, ACG, the Purchaser and the Administrative Agent have entered into this Servicing Agreement to provide for, among other things, the continued servicing of certain Transferred Receivables acquired from time to time by the Purchaser from ACG pursuant to the Contribution Agreement.
     WHEREAS, the Purchaser has entered into the Credit Agreement with the Collateral Agent, the Administrative Agent and the Lenders, and ACG and the Purchaser have entered into the Contribution Agreement, providing for, among other things, the absolute assignment, from time to time, by ACG to the Purchaser of all of ACG’s right, title and interest in and to certain Transferred Receivables.
     WHEREAS, under the Security Agreement, the Purchaser has granted a security interest in all of its right, title and interest (whether now owned or hereafter acquired or arising), in, to and under such Transferred Receivables to the Collateral Agent as security for, among other things, any Loans made by the Lenders to the Purchaser under the Credit Agreement.
     WHEREAS, the effectiveness of the Contribution Agreement, the Credit Agreement and the Security Agreement are conditioned upon, among other things, the Servicer, the Purchaser and the Administrative Agent entering into this Servicing Agreement to provide for the servicing of the Transferred Receivables.
     WHEREAS, to further secure the repayment of any Loans made to the Purchaser by the Lenders under the Credit Agreement, the Purchaser has granted to the Collateral Agent a security interest in, among other things, the Purchaser’s rights under this Servicing Agreement, and the Servicer agrees that all covenants and agreements made by the Servicer herein with respect to the Transferred Receivables shall also be for the benefit and security of the Collateral Agent, the Administrative Agent and the Lenders.
     WHEREAS, for its services under this Servicing Agreement, the Servicer shall receive the compensation described herein.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1 Defined Terms.
     Certain capitalized terms used throughout this Servicing Agreement are defined in this Section 1.1. In addition, capitalized terms used but not defined in this Servicing Agreement shall have the meanings set forth in the Credit Agreement or the Contribution Agreement, as the case may be.
     “ACG” means American Color Graphics, Inc., a New York corporation.
     “Administrative Agent” has the meaning set forth in the Preamble hereto.
     “Businesses” means, at any time, a collective reference to the businesses operated by the Servicer or its Affiliates at such time.
     “Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Change of Control” means the occurrence of any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Servicer and its Subsidiaries taken as a whole to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than the Sponsor, (b) Holdings or the Servicer is liquidated or dissolved or adopts a plan of liquidation or dissolution; (c) Holdings shall fail to own directly 100% of the outstanding Capital Stock of the Servicer, (d) the Sponsor shall fail to own beneficially, directly or indirectly, at least 40% of the outstanding Voting Stock of Holdings, (e) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than the Sponsor shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, 30% or more of the outstanding Voting Stock of Holdings, (f) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by either the Sponsor or individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by either the Sponsor or individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) or (g) the occurrence of a “Change of Control” under, and as defined in, the Second Lien Indenture. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.
     “Collateral Agent” has the meaning set forth in the Preamble hereto.
     “Consolidated EBITDA” means, for any period, for ACG on a consolidated basis, an amount equal to Consolidated Net Income plus, without duplication (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for current and deferred federal, state, local and foreign income taxes payable by ACG, (iii) depreciation and amortization expense, (iv) restructuring charges, severance expenses and other non-recurring expenses of ACG which do not represent a cash item in such period and (v) non-cash losses or other non-cash charges from (A) Dispositions of or write-downs of fixed assets and equipment and (B) impairment of goodwill minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) current and deferred federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income minus (c) restructuring charges, severance expenses and other non-recurring expenses of ACG paid during such period for restructuring initiatives adopted after May 5, 2005, which represent a cash item in such current period (whether or not such charges and expenses were accrued during such period).
     “Consolidated Interest Charges” means for any period for ACG on a consolidated basis, the sum of all interest, premium payments, amortization or write-off of deferred financing costs, debt discount, fees, charges and related expenses of ACG in connection with borrowed money (including capitalized interest, the interest component under Capital Leases and the implied interest component of Synthetic Lease Obligations) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP.
     “Consolidated Net Income” means, for any period, for ACG on a consolidated basis, net income (excluding extraordinary items), as determined in accordance with GAAP.
     “Contribution Agreement” means that certain Contribution and Sale Agreement, dated as of September 26, 2006, by and between American Color Graphics Finance, LLC, as purchaser, and ACG, as seller.
     “Credit Agreement” means that certain Credit Agreement, dated as of September 26, 2006, by and among American Color Graphics Finance, LLC, as borrower, the lenders identified therein and Bank of America, N.A., as administrative agent and collateral agent.
     “Disposition” or “dispose” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including, without limitation, the Capital Stock of a Subsidiary) of ACG or any of its consolidated Subsidiaries, whether by sale, lease, licensing, transfer or otherwise; provided, however, that the term “Disposition” shall be deemed to exclude any Equity Issuance.

     “Eligible Obligor Notice” has the meaning specified in Section 3.5.
     “Equity Issuance” means any issuance by ACG or any of its consolidated Subsidiaries to any Person for cash of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not be deemed to include any Disposition.
     “Excepted Persons” has the meaning specified in Section 8.12(a).
     “First Lien Leverage Ratio” means, as of the last day of any fiscal quarter of ACG, the ratio of (a) the sum of the Aggregate Revolving Commitments (as such term is defined in the ACG Senior Facility) plus the outstanding principal balance of the Term Loan (as such term is defined in the ACG Senior Facility) as of such date to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Intellectual Property” has the meaning specified in Section 4.1(p).
     “IRS” means the United States Internal Revenue Service.
     “Monthly Reporting Date” shall mean the 20th day of each calendar month.
     “Monthly Servicing Report” means the monthly report required to be delivered in accordance with Section 3.1(b), in the form attached hereto as Exhibit A.
     “Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
     “PBA” means the Pensions Benefit Act of Ontario and all regulations thereunder and any successor legislation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Servicer or any ERISA Affiliate or to which the Servicer or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Servicer or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

     “Real Properties” means, at any time, a collective reference to each of the facilities and real Properties owned, leased or operated by the Servicer or any of its Affiliates at such time.
     “Reporting Date” means each Tuesday of each calendar week commencing in the week after the first purchase of Transferred Receivables by the Purchaser pursuant to the Contribution Agreement.
     “Sale and Leaseback Transaction” means any arrangement pursuant to which the Servicer, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which the Servicer has sold or transferred (or is to sell or transfer) to another Person or (b) which the Servicer intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by the Servicer to another Person in connection with such lease.
     “Servicer” has the meaning set forth in the Preamble hereto.
     “Servicer Default” has the meaning set forth in Section 7.1.
     “Servicer Indemnified Party” has the meaning set forth in Section 6.1(a).
     “Servicer Termination Date” means the date that the Servicer’s (or a successor Servicer’s) rights and obligations under this Servicing Agreement have been terminated, except as, and to the extent, otherwise provided under the terms of this Servicing Agreement.
     “Servicer Termination Notice” has the meaning set forth in Section 7.2(a).
     “Servicing Agreement” has the meaning set forth in the Preamble hereto.
     “Servicing Fee” means the monthly fee payable (in arrears) to the Servicer hereunder on the Payment Date for each month, in an amount equal (each month) to the product of (x) 1.0% per annum and (y) the average aggregate Transferred Receivable balance outstanding during the prior month; provided, however, that the Servicing Fee shall not be less than $17,917.00 per month.
     “Servicing Standard” means the standard of care described in Section 2.1(b).
     “Sponsor” means (a) for purposes of clause (d) of the definition of “Change of Control”, collectively, Metalmark Capital LLC (and its Affiliates that are not portfolio Investments), The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership, Morgan Stanley Capital Partners III, L.P., a Delaware limited partnership, Morgan Stanley Capital Investors, L.P., a Delaware limited partnership, and MSCP III 892 Investors, L.P., a Delaware limited partnership, and (b) for all other purposes, the Persons identified in the preceding clause (a) and the other investors, including the officers and directors of the Servicer or Holdings, who beneficially own voting stock of Holdings on May 5, 2005 or, upon the death of any such individual investor, such individual investor’s executors, administrators, testamentary trustees, heirs, legatees or beneficiaries.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Tax Sharing Agreement” means that certain Amended and Restated Tax Allocation Agreement dated as of August 15, 1995, by and between Holdings and the Servicer.
     “Threshold Amount” means $5,000,000.
     Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.

     Section 1.2 Other Terms.
     All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Article 9.
     Section 1.3 Computation of Time Periods.
     Unless otherwise stated in this Servicing Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     Section 1.4 Interpretation.
     In this Servicing Agreement, unless a contrary intention appears:
     (a) the singular number includes the plural number and vice versa;
     (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted under the terms of this Servicing Agreement or under the terms of any of the other Loan Documents;
     (c) reference to any gender includes the other gender;
     (d) the word “or” has the inclusive meaning represented by the phrase “and/or”;
     (e) the words “hereof,” “herein,” “hereby,” and “hereunder,” and any other similar words, refer to this Servicing Agreement as a whole and not to any particular provision hereof;
     (f) reference to day or days without further qualification means calendar days;
     (g) in the case where the date on which any action required to be taken, document required to be delivered or payment required to be made is not a Business Day, such action, delivery or payment need not be made on such date, but may be made on the next succeeding Business Day;
     (h) reference to any article, section, subsection, clause, exhibit and schedule references are to this Servicing Agreement
     (i) reference to any agreement (including any Loan Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Loan Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

     (j) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
ARTICLE II
ADMINISTRATION AND SERVICING OF PURCHASED RECEIVABLES
     Section 2.1 Servicer to Act.
     (a) The Administrative Agent and the Purchaser each hereby appoint ACG as the initial Servicer of the Transferred Receivables, and ACG, in executing this Servicing Agreement, hereby accepts such appointment on the terms and conditions set forth in this Servicing Agreement. Accordingly, ACG shall, as an independent contractor on behalf of the Administrative Agent and the Purchaser and for the benefit of the Administrative Agent, the Purchaser, the Lenders and (with respect to each) their respective beneficiaries, successors and assigns, (i) manage, service and administer the Transferred Receivables in accordance with the terms of the related Contract and of this Servicing Agreement and (ii) be responsible for enforcing the Purchaser’s and the Administrative Agent’s rights in the Transferred Receivables.
     (b) In performing its duties and obligations pursuant to this Servicing Agreement and managing, administering, servicing, enforcing and making Collections on the Transferred Receivables pursuant to this Servicing Agreement, the Servicer shall perform its duties on a fair and equitable basis, administer the Transferred Receivables on a non-discriminatory basis, exercise that degree of diligence, prudence, skill and care consistent with industry standards and the customary practices of other servicers for servicing comparable trade receivables portfolios without preference to ownership thereof and in any event, in a prudent and commercially reasonable manner that is consistent with Applicable Law and its Credit Policies (the foregoing, the “Servicing Standard”). Subject to the provisions of this Section 2.1, the Servicer (at its expense and consistent with its Credit Policies) shall have full power and authority, acting at its sole discretion, to do any and all things in connection with the management, servicing, administration, enforcement, collection and sale or other disposition of Transferred Receivables that it may deem necessary or desirable.
     (c) Without limiting the generality of the foregoing, the Servicer shall be responsible, among other duties, to (i) monitor and post all Collections related to the Transferred Receivables, (ii) respond to inquiries of Obligors, (iii) investigate delinquencies, (iv) account for collections and furnish weekly, monthly and annual statements to the Purchaser and the Administrative Agent with respect to the Collections related to the Transferred Receivables, together with any other information required to be provided to them under the terms of this Servicing Agreement or under the terms of any of the other Loan Documents, (v) maintain with respect to each Contract, and with respect to each payment by each Obligor and compliance by each Obligor with the provisions of each Contract, complete and accurate records in such manner and to the same extent as Servicer does with respect to similar contracts held for its own account, (vi) apply for and maintain (or cause to be applied for and maintained) all licenses, permits, registrations, authorizations and other governmental items necessary for the Purchaser to acquire, hold and manage the Transferred Receivables in each jurisdiction where the ownership of its assets or the nature of its operations would require the Purchaser to maintain such licenses, permits, registrations, authorizations or governmental items and cause to be paid all fees associated with obtaining and maintaining such licenses, (vii) cause to be paid all applicable taxes properly due and owing in connection with the Purchaser’s activities, (viii) negotiate and maintain the insurances required by this Servicing Agreement, (ix) in connection with its performance of the responsibilities and obligations, and exercise of rights, under a Contract, minimize any abatement, reduction, recoupment, setoff, defense or counterclaim by the related Obligor, and (x) maintain the perfected first priority security interest of the Collateral Agent (for the benefit of the Lenders) in the Transferred Receivables. To the extent that the Purchaser fails to pay any amounts referred to in clauses (vi) or (vii) of the preceding sentence, the Servicer shall pay such amount but shall be entitled to be reimbursed promptly therefore.
     (d) Notwithstanding the foregoing general delegation of servicing responsibility to the Servicer, the Servicer shall conduct its management, servicing, administration, collection and enforcement activities with respect to the Transferred Receivables in accordance with the following more specific guidelines:
     (i) The Servicer, as agent for and on behalf of the Purchaser and the Administrative Agent (for the benefit of the Lenders), shall (except as otherwise directed by the Administrative Agent), with respect to any Transferred Receivable that is a Defaulted Receivable, follow such practices and procedures as are normal and consistent with the Servicer’s Credit Policies related to its own Receivables that are similar to the Transferred Receivables, and, in any event, consistent with the Servicing Standard, including the taking of appropriate actions to enforce the Purchaser’s rights under the Contribution Agreement. The Servicer shall deposit (or shall cause to be deposited) all recoveries in respect of any such Defaulted Receivable in the Concentration Account pursuant to Section 2.2;
     (ii) The Servicer shall take such reasonable and lawful actions as the Administrative Agent may in good faith request to enforce the Purchaser’s rights under the Transferred Receivables and, following the occurrence of an Event of Default, shall take such actions as the Administrative Agent may request to exercise rights for the benefit of the Administrative Agent. The Servicer may sue to enforce or collect upon Transferred Receivables as agent for the Purchaser and the Administrative Agent for the benefit of the Lenders. If the Servicer elects to commence a legal proceeding to enforce a Transferred Receivable, the act of commencement shall be deemed to be an automatic assignment of the Transferred Receivable to the Servicer for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Servicer may not enforce a Transferred Receivable on the ground that it is not a real party in interest or a holder entitled to enforce the Transferred Receivable, then the Purchaser, the Collateral Agent or the Administrative Agent, as applicable, shall, at the Servicer’s request, take such steps as the Servicer deems necessary and instructs it in writing to take to enforce the Transferred Receivable, including bringing suit in the name of the Purchaser, the Collateral Agent, the Administrative Agent or the Servicer, as applicable, and the Purchaser, the Collateral Agent or the Administrative Agent, as applicable, shall be reimbursed and indemnified by the Servicer for any such action taken;
     (iii) The Servicer shall maintain the Purchaser’s books and records related to the Transferred Receivables separate and apart from the books and records related to any assets owned by the Servicer in its individual capacity. The Servicer shall clearly indicate that the Transferred Receivables are assets of the Purchaser, and the Servicer shall not commingle the Transferred Receivables with its (or any of its Affiliate’s) assets or files (except as expressly permitted under the terms of the Intercreditor Agreement); and
     (iv) The Servicer shall make and maintain the effectiveness of all UCC filings and recordings as may be required pursuant to the terms of the Contribution Agreement and the Credit Agreement, including, without limitation, filing all “precautionary” UCC financing statements (to the extent required to be filed pursuant to the terms of the Contribution Agreement or the Credit Agreement), or assignments thereof, necessary to perfect the Purchaser’s ownership interest and the Collateral Agent’s security interest in the Transferred Receivables. The Servicer shall, in accordance with its customary servicing procedures and at its own expense, be responsible for taking such steps as are necessary to maintain the perfection and first priority of such security interests. The Collateral Agent hereby authorizes the Servicer to continue and/or re-perfect or to cause the continuation and/or reperfection of its security interest on its behalf as the Collateral Agent for the benefit of the Lenders, as necessary.
     (e) Without the prior written consent of the Administrative Agent and the Required Lenders, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than, with respect to certain Defaulted Receivables, to outside collection agencies or attorneys in accordance with its customary practices. Notwithstanding the foregoing, the Servicer shall be and remain primarily liable to the Purchaser, the Administrative Agent and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and the Administrative Agent and the Lenders shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.
     (f) In performing its servicing duties hereunder, the Servicer shall engage in reasonable efforts, consistent with the Servicing Standard, to collect all payments required to be made by the Obligors under the Contracts and enforce all material rights of the Purchaser in and to Transferred Receivables. The Servicer shall notify the Purchaser and the Administrative Agent of any claim of offset by any Obligor as to a Transferred Receivable to the extent that any such claim would have a material adverse effect on the interest of the Purchaser, the Administrative Agent or the Lenders or on the Transferred Receivables. The Servicer shall not assign, sell, pledge or exchange or in any way encumber or otherwise dispose of the Transferred Receivables, except as permitted hereunder or in any other Loan Documents.

     (g) The Servicer shall maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, employee theft insurance, directors and officers insurance, property insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. Each of the Administrative Agent and the Purchaser shall be named as an additional insured (in the case of liability insurance) or loss payee or mortgagee, as the respective interests of each may appear (in the case of hazard insurance), with respect to any such insurance providing coverage in respect of any Transferred Receivable, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall lapse, be canceled or be terminated.
     Section 2.2 Concentration Account and Servicer Remittances.
     (a) From and after the initial Purchase Date, the Borrower shall at all times maintain in existence the Lockboxes and the Concentration Account, which shall be subject to a Control Agreement containing control provisions in favor of the Collateral Agent.
     (b) Upon request of the Servicer (and with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld) or upon notice of resignation received from the Depository Bank and/or the Collateral Agent, the Depository Bank and the Collateral Agent may be changed, in each case, in accordance with the terms of the Control Agreement and/or the Intercreditor Agreement, as applicable.
     (c) The Servicer shall promptly instruct all Obligors to send all payments related to the Transferred Receivables directly to the Depository Bank for deposit into the Concentration Account.
     (d) In accordance with the terms of the Control Agreement, the Depository Bank shall apply all amounts in the Concentration Account on a daily basis in accordance with Section 2.23 of the Credit Agreement.
     (e) Within 2 Business Days of receipt, the Servicer shall identify all amounts delivered to a Lockbox or deposited in the Concentration Account that relate to the Transferred Receivables and all amounts delivered to a Lockbox or deposited in the Concentration Account that do not relate to the Transferred Receivable. Upon such identification, the Servicer shall notify the Collateral Agent, the Purchaser and the Administrative Agent (together with any other parties required to be notified pursuant to Section 5 of the Intercreditor Agreement) of any amounts, since the previous such notification, that were delivered to a Lockbox or deposited in the Concentration Account that did not relate to the Transferred Receivables.
     (f) If, notwithstanding subparagraph (c) above, any Collections relating to the Transferred Receivables are deposited into an account other than the Concentration Account, the Servicer (or such Affiliate) shall deposit such amounts into the Concentration Account within two (2) Business Days of receipt thereof. If, notwithstanding subparagraph (c) above, any Collections relating to the Transferred Receivables are remitted directly to the Servicer or any Affiliate of the Servicer (other than by delivery to the Concentration Account or an account other than the Concentration Account), the Servicer (or such Affiliate) shall deposit such amounts into the Concentration Account within three (3) Business Days of receipt thereof.
     (g) The Servicer shall hold in trust for the benefit of the Purchaser and the Collateral Agent any payment it receives related to the Transferred Receivables pending remittance to the Concentration Account in accordance with the above provisions.
     Section 2.3 Servicing Compensation.
     As compensation for the performance of its obligations under this Servicing Agreement, the Servicer shall be entitled to receive the Servicing Fee at the times and in the priority set forth in Section 2.23 of the Credit Agreement. The Servicing Fee shall be paid monthly, commencing on the first Payment Date following a Purchase Date in accordance with the terms of Section 2.23 of the Credit Agreement and terminating on the first to occur of (i) the termination of the Credit Agreement or (ii) the date that the Servicer is terminated in accordance with the terms of this Servicing Agreement. The Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including, without limitation, payment of the fees and disbursements of its independent accountants and payment of expenses incurred in connection with distributions and reports to the Administrative Agent and the Lenders and payment of the fee of the Depository Bank and the Collateral Agent under the Intercreditor Agreement and shall not be entitled to reimbursement for such expenses.
     Section 2.4 No Offset.
     The obligations of the Servicer under this Servicing Agreement shall not be subject to any defense, counterclaim or right of offset that the Servicer has or may have against the Purchaser, the Administrative Agent, any Lender or any other Person, whether in respect of this Servicing Agreement, any Transferred Receivable or otherwise.
     Section 2.5 Servicer’s Employees and Fidelity Bond.
     The Servicer agrees to indemnify, defend and protect the Administrative Agent, the Collateral Agent and the Lenders from and against, and assumes all liabilities and obligations relating to, all costs, expenses, losses, damages, claims or other liabilities arising out of or relating to theft or embezzlement of any funds, or other employee dishonesty, relating to the Transferred Receivables by the Servicer’s employees.
     Section 2.6 Servicer Not to Resign.
     (a) The Servicer shall not resign from the duties and obligations hereby imposed on it except upon a determination by its president or other Person authorized to execute and deliver an Officer’s Certificate that by reason of change in applicable legal requirements, with which the Servicer cannot reasonably comply, the continued performance by the Servicer of its duties under this Servicing Agreement would cause it to be in violation of such legal requirements, such determination to be evidenced by an Officer’s Certificate to such effect and accompanied by an Opinion of Counsel to such effect.
     (b) No such resignation shall become effective until a successor Servicer acceptable to the Administrative Agent that is experienced in the business of acting as servicer with respect to financial agreements of the type comprising the Transferred Receivables shall have assumed the responsibilities and obligations of the Servicer hereunder.
     (c) Except as provided in this Section 2.6 and in Section 7.2, the duties and obligations of the Servicer under this Servicing Agreement shall continue until this Servicing Agreement shall have been terminated as provided in Section 8.1, and shall survive the exercise by the Purchaser, the Collateral Agent, the Administrative Agent or the Lenders of any right or remedy under this Servicing Agreement, or the enforcement by the Purchaser, the Collateral Agent, the Administrative Agent or the Lenders of any provision of this Servicing Agreement or any other Loan Document.
     (d) Nothing contained in this Section 2.6 shall impair or restrict the ability of the Servicer or any successor Servicer to appoint a subservicer (that is not an Affiliate of the Purchaser) with the prior written consent of the Administrative Agent; provided, however, that (i) the Servicer or any successor Servicer making such an appointment shall remain primarily liable for all of its obligations and duties hereunder and under the other Loan Documents; and (ii) the terms and provisions of such subservicing arrangements must be terminable at will by the Servicer or otherwise expire automatically without additional cost and expense if such the Servicer ceases to be the Servicer hereunder.
ARTICLE III
REPORTS AND OTHER INFORMATION TO BE PROVIDED BY THE SERVICER
     Section 3.1 Monthly Servicing Reports; Borrowing Base Certificates.
     (a) (i) No later than 2:00 p.m. (New York time) (or, if the Purchaser is submitting a Borrowing Request on such Reporting Date, no later than 1:00 p.m. (New York time)) on each Reporting Date and (ii) upon the direction by the Purchaser in connection with any Loan under the Credit Agreement, the Servicer, in conjunction with the Purchaser, shall deliver to the Administrative Agent a Borrowing Base Certificate.
     (b) No later than 2:00 p.m. (New York time) on each Monthly Reporting Date, the Servicer shall deliver to the Administrative Agent and the Purchaser a Monthly Servicing Report with respect to the activity of the Transferred Receivables and any Collections with respect thereto.

     (c) The Servicer shall also promptly deliver to the Administrative Agent any additional information regarding the Transferred Receivables, the Collections or the financial condition of the Purchaser or the Servicer, as the Administrative Agent may request.
     (d) Concurrently with the delivery of any report or certificate referred to in Section 3.1(a) and (b), the Servicer shall also deliver to the Administrative Agent and the Purchaser an Officer’s Certificate certifying that (i) all information contained in such report or certificate is true and correct, (ii) all representations and warranties of the Servicer are true and correct as of the date of the delivery of such Officer’s Certificate, and (iii) no Default, Servicer Default or Event of Default has occurred or is continuing, or, if any such Default, Servicer Default or Event of Default shall exist, stating the nature and status of such event.
     Section 3.2 Financial Statements.
     The Servicer shall furnish to the Purchaser, the Agents and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and an opinion of independent certified public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or contain any qualification arising out of the scope of the audit or contain explanatory language that questions the ability of Holdings and its Subsidiaries to continue as a going concern and (ii) a consolidating income statement of Holdings and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by the chief executive officer or the chief financial officer of ACG as fairly presenting the financial condition of Holdings and its Subsidiaries in accordance with GAAP;
     (b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Holdings, a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and a consolidated statement of cash flows for such fiscal quarter and for the portion of the fiscal year of Holdings and its Subsidiaries then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (other than balance sheet information), all in reasonable detail, such statements to be certified by the chief executive officer or the chief financial officer of ACG as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer or the chief financial officer of ACG to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries;
     (c) as soon as available, but in any event within thirty (30) days after the end of each calendar month (or forty-five (45) days in the case of any month that is also the last month of a fiscal quarter or fiscal year), a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal month, and the related consolidated and consolidating statements of income or operations and a consolidated statement of cash flows for such fiscal month and for the portion of the fiscal year Holdings and its Subsidiaries then ended, setting forth in each case in comparative form the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year (other than balance sheet information), all in reasonable detail, such statements to be certified by the chief executive officer or the chief financial officer of ACG as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer or the chief financial officer of ACG to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries;
     (d) concurrently with the delivery of the financial statements referred to in Section 3.2(a), (b) and (c), an Officer’s Certificate signed by the chief executive officer or chief financial officer of the Servicer certifying that no Default, Servicer Default or Event of Default has occurred or is continuing, or, if any such Default, Servicer Default or Event of Default shall exist, stating the nature and status of such event; and
     (e) as soon as available and in no event later than 45 days after the end of the Fiscal Year of the Servicer, beginning with the fiscal year ending March 31, 2007, an annual budget of the Servicer containing projected consolidated financial statements and a consolidating income statement of the Servicer by business segment, in each case for the next fiscal year.
     Any consolidating balance sheet or consolidating statement of income or operations furnished under this Section 3.2 shall show unconsolidated information for Holdings on the one hand and ACG and its consolidated subsidiaries on the other hand and need not show separately consolidating information for ACG and any of its consolidated subsidiaries. Such unconsolidated financial information for ACG and its consolidated subsidiaries shall also include the information on Schedule 5.01 to the Credit Agreement.
     Section 3.3 Certificates; Other Information.
     The Servicer shall furnish to the Purchaser, the Agents and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 3.2(a), a certificate of its independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Servicer Default with respect to the financial covenants set forth in Section 5.3 or, if any such Servicer Default shall exist, stating the nature and status of such event;
     (b) promptly upon receipt by Holdings or any Subsidiary of any detailed written audit report, written report, “management letter” or other written recommendation submitted by independent accountants to Holdings or any Subsidiary in connection with any annual or special audit of the books of such Person, in each case citing a material weakness in internal controls, notice of receipt thereof, and a copy of each such written report or “management letter” unless (i) ACG has been informed by such independent accountants that delivery thereof to the Administrative Agent or the Lenders is not permitted by generally applicable policies of such independent accountants and (ii) such information is not being delivered to any other lenders or creditors of Holdings or any Subsidiary;
     (c) promptly, and in any event within five (5) Business Days after receipt thereof by Holdings or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or other inquiry by such agency regarding financial or other operational results of Holdings or any Subsidiary;
     (d) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other material report generally sent to the stockholders of Holdings or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and (iii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Safety and Health Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters; and
     (e) promptly, such additional information regarding the business, financial or corporate affairs of Holdings or the Servicer, or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender through the Administrative Agent) may from time to time reasonably request.
     Section 3.4 Notices and Information.
     The Servicer shall furnish to the Purchaser and the Administrative Agent (who shall notify the other Lenders), in form and detail satisfactory to the Administrative Agent, with:
     (a) promptly after notice or knowledge thereof, notice of the occurrence of any Default, Event of Default or Servicer Default and the nature thereof;
     (b) promptly after notice or knowledge thereof, notice of the occurrence of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the

Servicer; (ii) any dispute, litigation, investigation, proceeding or suspension between the Servicer and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Servicer, including pursuant to any applicable Environmental Laws;
     (c) promptly after notice or knowledge thereof, notice of the occurrence of any ERISA Event; and
     (d) promptly after notice or knowledge thereof, notice of any material change in accounting policies or financial reporting practices by Holdings or the Servicer.
     Each notice pursuant to this Section 3.4(a) through (d) shall be accompanied by a statement of a Financial Officer of the Servicer setting forth details of the occurrence referred to therein and stating what action the Servicer has taken and proposes to take with respect thereto. Each notice pursuant to Section 3.4(a) shall describe with particularity any and all provisions of this Servicer Agreement or any other Loan Document that have been breached.
     Section 3.5 Notice to Obligors.
     In the event that an Event of Default or a Servicer Default shall occur, the Servicer shall provide a notice in the form of Exhibit C hereto (each, an “Eligible Obligor Notice”) to the related Obligors of the Purchaser’s interest in the Transferred Receivables.
     Section 3.6 Access to Certain Information.
     (a) The Administrative Agent and its duly authorized representatives, attorneys and accountants shall have access, at any reasonable time during business hours and at reasonable intervals of time, and upon reasonable prior notice, to any and all documentation regarding the Transferred Receivables that the Servicer may possess, and the Servicer shall make its officers, employees and agents available to such parties for purposes of discussing the Transferred Receivables and the Servicer’s performance of its obligations under and compliance with, the terms of the Loan Documents, such access being afforded without charge but only upon reasonable request and during normal business hours so as not to interfere unreasonably with the Servicer’s normal operations or customer or employee relations, at offices of the Servicer designated by the Servicer. The Purchaser shall pay for the reasonable out-of-pocket cost and expense (including, inter alia, travel) of the Administrative Agent in conducting (i) up to four (4) such inspections per each calendar year, so long as no Default, Event of Default or Servicer Default has occurred and (ii) all such inspections, if a Default, Event of Default or Servicer Default has occurred.
     (b) At all times during the term hereof, the Servicer shall keep available at its principal executive office for inspection by the Administrative Agent a list of all of the Transferred Receivables that have been purchased by the Purchaser under the Contribution Agreement, together with a reconciliation of such list to that set forth in each of the Borrowing Base Certificates and Monthly Servicing Reports, indicating the additions and removals (or repayments) of Retransferred Receivables from the Transferred Receivables.

     (c) The Servicer shall maintain files, accounts and records as to each Transferred Receivable serviced by the Servicer that are accurate and sufficiently detailed so as to permit (i) the reader thereof to know, on a daily basis, the status of such Transferred Receivables, including any payments, insurance proceeds, residual proceeds and recoveries received or owing with respect thereto (and the nature of each) and (ii) the reconciliation between payments or other recoveries on (or with respect to) each Transferred Receivable and the amounts from time to time deposited in the Concentration Account in respect of such Transferred Receivables.
     (d) The Servicer shall maintain a database so that, from and after each Purchase Date and the grant of the security interest in the relevant Transferred Receivables to the Collateral Agent, the Servicer’s accounts and records (including any backup computer archives) that refer to such Transferred Receivables indicate clearly that such Transferred Receivables were sold to the Purchaser and pledged to the Collateral Agent for the benefit of the Lenders. Indication of the Collateral Agent’s interest in such Transferred Receivables shall be deleted from or modified in such database (or other electronic database being used by a successor Servicer) or elsewhere on the Servicer’s accounts and records when, and only when, any Transferred Receivables included in such Transferred Receivables become Retransferred Receivables pursuant to Section 6.2 of the Contribution Agreement or otherwise released from the Administrative Agent’s Lien on such Transferred Receivables under the Credit Agreement.
     (e) Nothing in this Section 3.6 shall affect the obligation of the Servicer to observe any Applicable Law prohibiting disclosure of information regarding any Obligor, and the failure to provide information otherwise required by this Section 3.6 as a result of such observance by the Servicer shall not constitute a breach of this Section 3.6 or any similar provision of any other Loan Document.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of Servicer.
     The Servicer makes the following representations and warranties to the Purchaser, the Collateral Agent and the Administrative Agent as of the Closing Date and as of each Purchase Date, except as otherwise specified below, which shall survive such date:
     (a) Existence, Qualification and Power; Compliance with Laws. The Servicer (i) is duly organized and in good standing under the laws of the state of New York, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
     (b) Authorization; No Contravention. The execution, delivery and performance by the Servicer of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action and do not and shall not (i) contravene the terms of any of the Servicer’s Organizational Documents; (ii) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which the Servicer is a party or affecting the Servicer or the Property of the Servicer or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Servicer or its property is subject; or (iii) violate any Applicable Law (including, without limitation, Regulation U or Regulation X issued by the FRB). The Servicer and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (ii)(A), except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
     (c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Servicer of any Loan Document, except for (i) consents, authorizations, notices and filings which have already been obtained or made and (ii) filings to perfect the Liens created by the Loan Documents.
     (d) Binding Effect. Each Loan Document to which the Servicer is a party has been duly executed and delivered by the Servicer. Each Loan Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms except as enforceability may be limited by the Bankruptcy Code and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     (e) Financial Statements. All financial statements delivered pursuant to Sections 3.2(a), (b) and (c) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 3.2(a), (b) and (c)) and present fairly in all material respects (on the basis disclosed in the footnotes, where applicable, to such financial statements) the consolidated and consolidating statements of financial condition and income or operations and a consolidated statement of cash flows of Holdings as of such date and for such periods.
     (f) Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Servicer after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Servicer or against any of its properties or revenues that (a) purport to affect or pertain to any of the Loan Documents or any of the transactions contemplated thereby or, (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

     (g) Compliance with Laws. The Servicer is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     (h) No Default. No Servicer Default has occurred and no condition exists which, with notice or lapse of time, or both, would constitute a Servicer Default.
     (i) Ownership of Property; Liens. The Servicer has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (j) Environmental Compliance. Except in each case where the existence and/or occurrence of any of the following would not reasonably be expected to have a Material Adverse Effect:
     (i) Each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the Businesses.
     (ii) None of the Real Properties contains, or to the knowledge of the Financial Officers of the Servicer has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
     (iii) The Servicer has not received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, except for such notice or inquiry that has been fully and finally adjudicated, withdrawn, settled or otherwise resolved; nor does any Financial Officer of the Servicer have knowledge or reason to believe that any such notice shall be received or is being threatened.
     (iv) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of the Servicer in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
     (v) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Financial Officers of the Servicer, threatened, under any Environmental Law to which the Servicer is or shall be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Servicer, the Real Properties or the Businesses.
     (vi) During the Servicer’s period of ownership or lease (with respect to real Property previously owned or operated by the Servicer) or, to the knowledge of the Financial Officers of the Servicer, at any time (with respect to real Property currently owned or operated by the Servicer), there has been no release, or threat of release, of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of the Servicer in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     (k) Insurance. All of the tangible Property of the Servicer and its Subsidiaries is insured with financially sound and reputable insurance companies that are not Affiliates of the Servicer, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Property in localities where the Servicer operates.
     (l) Taxes. The Servicer and Holdings have filed all federal income tax returns and all other material federal, state and other tax returns and reports required to be filed by them, and have paid all federal income taxes and all other material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Servicer, Holdings or any Subsidiary that would, if made, have a Material Adverse Effect. The Servicer is not a party to any tax sharing agreement other than the Tax Sharing Agreement.
     (m) ERISA Compliance. Except as specifically disclosed in Schedule 4.1(m):
     (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, the PBA and other Applicable Law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of the Servicer, nothing has occurred which would cause the loss of such qualification. The Servicer and each ERISA Affiliate have made all required contributions to any Plan when due, and no application for a funding waiver or an extension of any amortization period has been made with respect to any Plan.
     (ii) There are no pending or, to the best knowledge of the Servicer, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.

     (iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) the Unfunded Pension Liability of all Pension Plans does not exceed $40,000,000 in the aggregate; (C) neither the Servicer nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would not reasonably be expected to have a Material Adverse Effect; (D) neither the Servicer nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (E) neither the Servicer nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that would reasonably be expected to have a Material Adverse Effect; and (F) no Lien has arisen, choate or inchoate, in respect of the Servicer or any of its Property in connection with any Plan (save for contribution amounts not yet due).
     (n) Margin Regulations; Investment Company Act.
     (i) The Servicer is not engaged and shall not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (ii) The Servicer (A) is not or is not required to be registered as an “investment company” under the Investment Company Act of 1940 or (B) is not subject to regulation under any other Applicable Law which limits its ability to incur Indebtedness.
     (o) Disclosure. The Servicer has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information (a) prepared by or at the request of the Servicer or (b) to the Servicer’s knowledge, otherwise furnished by or on behalf of the Servicer in each case to the Administrative Agent in connection with the transactions contemplated hereby and the negotiation of this Servicing Agreement or delivered hereunder or under any other Loan Document pursuant to a provision of any Loan Document or pursuant to a specific request from the Administrative Agent in accordance with the Loan Documents (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (i) with respect to projected financial information, the Servicer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (ii) with respect to reports, financial statements, certificates and other information that was not prepared at the request of the Servicer, the Servicer represents only that they are not aware that such materials contain any material misstatements of fact or material omissions.

     (p) Intellectual Property. The Servicer owns, or has the legal right to use, all material trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know-how and processes (the “Intellectual Property”) reasonably necessary for it to conduct its business as currently conducted. Set forth on Schedule 4.1(p) is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Servicer or that the Servicer has the exclusive right to use. Except as set forth on Schedule 4.1(p), no written claim has been received by the Servicer and currently is pending by any Person challenging the use of, or the validity or effectiveness of, the Intellectual Property owned by the Servicer under Applicable Law, nor does the Servicer know of any such claim, and, to the knowledge of the Responsible Officers of the Servicer, the use of the Intellectual Property by the Servicer or the granting of a right or a license in respect of the Intellectual Property from the Servicer does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Intellectual Property used by the Servicer is subject to any exclusive licensing agreement or similar arrangement except as forth on Schedule 4.1(p).
     (q) Location of Offices. The principal place of business and chief executive office of the Servicer and the office where the Servicer keeps all books and records with respect to the Transferred Receivables are located at the address of Servicer set forth on the signature page hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied).
     (r) Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Servicer as of the Closing Date except as forth on Schedule 4.1(r), and the Servicer has not suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.
     (s) Existing Standard of Care. Prior to the date hereof, the Servicer has serviced, and shall continue to service, the Transferred Receivables in a manner consistent with Applicable Law and the Credit Policies, and in any event in a manner consistent with the Servicing Standard.
     (t) Servicing Fee. The Servicing Fee is sufficient and reasonable to compensate the Servicer for the anticipated expenses associated with its servicing obligations hereunder.
     (u) Concentration Account. The Servicer has instructed each Obligor with respect to a Transferred Receivable to remit payment on such Transferred Receivable directly to a Lockbox or the Concentration Account. The account numbers of the Concentration Account and the post office box numbers of the Lockboxes, together with the address of the Depository Bank, are at all times specified in the Control Agreement.
     (v) Perfection of Security Interests. The Servicer, at its expense, has taken and shall take all action necessary or desirable to establish and maintain, in favor of the Collateral Agent, a valid and enforceable first priority perfected security interest in the Transferred Receivables, free and clear of any Lien (other than any Lien created pursuant to the terms of the Loan Documents), including, without limitation, filing UCC financing statements and taking such other action to perfect, protect or more fully evidence the ownership interest created by the Contribution Agreement and the lien created by the Security Agreement, as requested from time to time by the Collateral Agent, or a beneficiary of the Collateral Agent’s security interest.
     (w) Special Purpose Entity. The Purchaser is an entity with assets and liabilities separate and distinct from those of the Servicer and any other Affiliates of the Servicer, and the Servicer hereby acknowledges that Administrative Agent and the Lenders under the Credit Agreement are entering into the transactions contemplated by the Credit Agreement and the other Loan Documents in reliance upon Purchaser’s identity as a legal entity separate and apart from the Servicer and from each other Affiliate of the Servicer.
     (x) Nonconsolidation. The Servicer represents and warrants that (i) the annual consolidated financial statements of Holdings shall contain a note indicating that the Servicer’s separate assets and liabilities are neither available to pay the debts of the consolidated entity or any other constituent thereof nor constitute obligations of any other member of the consolidated entity, it being understood that the foregoing does not apply to liabilities for which joint and several liability is provided under the Code or ERISA, (ii) except as permitted or required by the Loan Documents, none of the Servicer or its Affiliates pays any of the Purchaser’s expenses, guarantees any of the Purchaser’s obligations or advances funds to the Purchaser for payment of expenses, and (iii) none of the Servicer or its Affiliates acts as an agent of the Purchaser, except ACG in its capacity as Servicer.
Section 4.2 Representations and Warranties of the Purchaser.
     The Purchaser makes the following representations and warranties to the Servicer, the Collateral Agent and the Administrative Agent as of the Closing Date and as of each Purchase Date, except as otherwise specified below, which shall survive such date, that:
     (a) Existence, Qualification and Power; Compliance with Laws. The Purchaser (i) is duly organized and is validly existing as a limited liability company under the laws of the State of Delaware, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.
     (b) Authorization; No Contravention. The execution, delivery and performance by the Purchaser of each Loan Document to which it is party have been duly authorized by all necessary limited liability company action and do not and shall not (i) contravene the terms of any of such Person’s Organizational Documents; (ii) conflict with or result in any breach or contravention of (A) any Contractual Obligation to which such Person is a party or affecting such Person or the Property of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Applicable Law (including, without limitation, Regulation U or Regulation X issued by the FRB).
     (c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Purchaser of any Loan Document, except for (i) consents, authorizations, notices and filings which have been obtained or made and (ii) filings to perfect the Liens created by the Loan Documents.
     (d) Binding Effect. Each Loan Document to which the Purchaser is a party has been duly executed and delivered by the Purchaser. Each Loan Document to which the Purchaser is a party constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as enforceability may be limited by the Bankruptcy Code and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     (e) Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Purchaser after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Purchaser or against any of its properties or revenues that (a) purport to affect or pertain to any of the Loan Documents or any of the transactions contemplated thereby or, (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
     (f) Investment Company Act. The Purchaser is not required to be registered as an “investment company” under the Investment Company Act of 1940.
     (g) Compliance with Laws. The Purchaser is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     (h) Solvency. The Purchaser shall not take any actions which would result in the Purchaser failing to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

ARTICLE V
COVENANTS OF SERVICER
     Section 5.1 Affirmative Covenants of the Servicer.
     From the date hereof:
     (a) Compliance with Law. The Servicer shall comply in all material respects with all Applicable Laws, including those applicable to the Receivables.
     (b) Preservation of Company Existence. The Servicer shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.
     (c) Obligations and Compliance with Transferred Receivables. The Servicer shall, at its expense, timely and fully perform and comply with all of the provisions, covenants, promises and obligations on the part of the Servicer to be fulfilled, performed or complied with under or in connection with each Transferred Receivable and shall do nothing to impair the rights of the Purchaser in, to and under such Transferred Receivables.
     (d) Keeping of Records and Books of Account. The Servicer shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Transferred Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Transferred Receivables and the identification of the Transferred Receivables (or any proceeds derived therefrom). The Servicer shall give the Purchaser and the Administrative Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence. The Servicer shall permit the Purchaser or the Administrative Agent, or their respective agents or representatives, to visit the offices of the Servicer during normal office hours upon advance notice and to examine and make copies of all documents, books, records and other information concerning the Transferred Receivables and to discuss any matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters in accordance with the provisions of Section 3.6.
     (e) Payment Performance and Discharge of Obligations. The Servicer shall pay, perform and discharge all of its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties when due the non-payment, performance or discharge of which would reasonably be expected to have a Material Adverse Effect, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by the Servicer and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.
     (f) Adverse Claims. The Servicer shall not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account, other than as permitted under the terms of the Intercreditor Agreement.
     (g) Separate Company Existence. From and after the date of execution and delivery of this Servicing Agreement, the Servicer shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent may from time to time reasonably request, to maintain the Purchaser’s identity as a legal entity separate and apart from the Servicer and any Affiliate of the Servicer, and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Servicer and any Affiliate of the Servicer, and is not a division of the Servicer or of any Affiliate of the Servicer. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Servicer shall take all reasonable steps to ensure that the Purchaser:
     (i) not have any assets other than cash, cash equivalents and the Transferred Receivables and other incidental assets or property as may be necessary for the operation of the Purchaser;
     (ii) not have any obligations or indebtedness other than indebtedness under the Credit Agreement and any obligations incurred in favor of the Lenders under the Credit Agreement or the other Loan Documents, and not hold out its credit as being available to satisfy the obligations of any member, Affiliate, or other person;
     (iii) not incur or permit to exist any Liens on any of its assets except under the Credit Agreement or the other Loan Documents;
     (iv) maintain books and records separate from any other person or entity, except to the extent that it is required or permitted by law to file or be included in a tax return filed by another Person, including in a consolidated return or as an entity whose existence is disregarded for purposes of preparing the Parent’s return;
     (v) maintain its accounts separate from those of any other person or entity;
     (vi) not commingle assets with those of any other entity (except as expressly permitted under the terms of the Intercreditor Agreement);
     (vii) conduct its own business in its own name;
     (viii) maintain separate financial statements and not permit the Purchaser’s assets, liabilities or income to be included in the financial statement of any other Person except to the extent that Holdings or any other parent of Purchaser is required by GAAP to include them in its respective periodic consolidated financial statements and any related consolidating financial statements prepared in accordance with GAAP or that the

Seller includes them in any financial information required to be furnished under Section 5.01 of the Credit Agreement or Section 7.01 of the ACG Senior Facility, provided, however, that any annual consolidated financial statements of Holdings shall contain a note indicating that the Purchaser’s separate assets and liabilities are neither available to pay the debts of the consolidated entity or any other constituent thereof nor constitute obligations of any other member of the consolidated entity, it being understood that the foregoing does not apply to liabilities for which joint and several liability is provided under the Code or ERISA;
     (ix) pay its own liabilities out of its own funds;
     (x) observe all limited liability company formalities and other formalities required by the Purchaser’s Organizational Documents;
     (xi) maintain an arm’s-length relationship with its Affiliates;
     (xii) pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;
     (xiii) not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others;
     (xiv) not acquire obligations or securities of its partners, members, or shareholders;
     (xv) allocate fairly and reasonably any overhead for shared office space;
     (xvi) use separate stationery, invoices, and checks;
     (xvii) not pledge its assets for the benefit of any other entity or make any loans or advances to any entity (except as provided in the Credit Agreement or the other Loan Documents);
     (xviii) hold itself out as a separate entity;
     (xix) correct any known misunderstanding regarding its separate identity;
     (xx) maintain adequate capital in light of its contemplated business operations;
     (xxi) not merge into or consolidate with any Person or dissolve, terminate or liquidate, in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without, in each case, first obtaining the written consent of the Administrative Agent;
     (xxii) not fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate or fail to comply with the provisions of its certificate of formation or limited liability company operating agreement, or fail to observe limited liability company formalities;
     (xxiii) not own any Subsidiary or make any investment in any Person;
     (xxiv) not share any common logo with or hold itself out as or be considered as a department or division of the Servicer or any of its other Affiliates or any other Person, except as permitted by clause (iv) of this Section 5.1(g);
     (xxv) not fail at any time to have an Independent Manager (as such term is defined in the Purchaser’s Organizational Documents); and
     (xxvi) take or refrain from taking, as applicable, any of the actions specified in the non-consolidation opinion of counsel to the Servicer delivered on the Closing Date, upon which the conclusions expressed therein are based.
     (h) [Reserved].
     (i) Other Information. The Servicer shall furnish to the Purchaser and the Administrative Agent promptly, from time to time, such other information, documents, records or reports related to the Transferred Receivables or the condition or operations, financial or otherwise, of the Servicer as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Purchaser, the Administrative Agent or the Lenders under or as contemplated by this Servicing Agreement or any of the other Loan Documents.
     (j) Defense of Collateral. The Servicer shall defend the Transferred Receivables against, and shall take such other action as is necessary to remove, any Lien, security interest or claim on or to the Transferred Receivables (other than any Lien created pursuant to the terms of the Loan Documents), and the Servicer shall defend the right, title and interest of the Collateral Agent, for the benefit of the Lenders, in and to any of the Transferred Receivables against the claims and demands of all Persons whomsoever. The Servicer shall promptly notify the Purchaser and the Administrative Agent of the existence of any Lien (other than any Lien created pursuant to the terms of the Loan Documents) on any Transferred Receivables and the Servicer shall defend the right, title and interest of the Purchaser in, to and under the Transferred Receivables against all claims of third parties. The Servicer shall do nothing to disturb or impair the enforceability of the Transferred Receivables or the security interest of the Collateral Agent therein, nor create any Lien (except for the Lien of the Collateral Agent) upon or with respect to, any Transferred Receivables, or any proceeds related thereto, or upon or with respect to any account to which any proceeds of any Transferred Receivables are sent, or assign any right to receive income in respect thereof.
     (k) Disaster Recovery Plan. The Servicer shall maintain a disaster recovery plan intended to permit recovery of electronic data maintained by the Servicer in the event of fire,

flood, or certain other natural or man-made disasters. The Servicer shall review its disaster recovery plan no less frequently than annually.
     (l) Maintenance of Systems. The Servicer shall maintain (i) a system of accounting that enables the Servicer to process financial statements in accordance with GAAP, (ii) a database to store and process data and other records pertaining to the Transferred Receivables, and (iii) administrative and operating procedures and all documents, books and records and other information that, in the reasonable determination of the Administrative Agent, are necessary or advisable in accordance with prudent industry practice and custom of transactions of the type contemplated by the Loan Documents.
     (m) Further Assurances. The Servicer shall perform such further acts and execute and deliver, or cause to be executed and delivered, such further amendments, restatements, supplements, modifications, instruments and documents as may be reasonably requested and necessary to implement the intent of, and consummate the transactions contemplated by this Servicing Agreement and each of the other Loan Documents.
     (n) Insurance. The Servicer shall at all times have in effect, maintain and keep in force for the benefit of the Purchaser, or cause the Purchaser to have in effect, maintain and keep in force, the insurance required by Section 2.1(g).
     (o) Performance and Compliance with Contracts and Credit Policies. The Servicer shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables and timely and fully comply with the Credit Policies in regard to each Transferred Receivable and the related Contract.
     (p) Independent Accountants. The Servicer shall, at all times, retain independent nationally recognized certified public accountants and request such accountants to cooperate with, and be available to, the Collateral Agent and the Administrative Agent or their representatives to discuss the Servicer’s financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Collateral Agent or Administrative Agent.
     (q) Solvency. The Servicer shall not take any actions which would result in the Servicer failing to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
     Section 5.2 Negative Covenants of the Servicer.
     From the date hereof:
     (a) Transferred Receivables Not to be Evidenced by Instruments. The Servicer shall take no action to cause any Transferred Receivable that is not, as of the relevant Purchase Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Transferred Receivable.

     (b) Security Interests. Except as otherwise permitted herein or in any other Loan Document, the Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Transferred Receivables, whether now existing or hereafter transferred hereunder, or any interest therein, and the Servicer shall not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder.
     (c) Deposits to Concentration Account. Except as otherwise provided in the Loan Documents, the Servicer shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account cash or cash proceeds other than Collections received in respect of any Transferred Receivable.
     (d) Change in Payment Instructions to Obligors. The Servicer shall not instruct Obligors to make payments with respect to the Transferred Receivables to any account other than the Concentration Account.
     (e) Change in Business. The Servicer shall not engage in any material line of business substantially different from those lines of business conducted by the Servicer on the date hereof or any business substantially related or incidental thereto.
     (f) Merger. The Servicer shall not merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 5.2(f), the Servicer may merge or consolidate with any of its Subsidiaries (other than the Purchaser) provided that the Servicer shall be the continuing or surviving corporation.
     (g) Change of Name or Location of Records. The Servicer shall not (i) change its name, change its jurisdiction of formation, move the location of its principal place of business and chief executive office, and the offices where it keeps records concerning the Transferred Receivables from the location referred to in Section 4.1(o) or (ii) move the records concerning the Transferred Receivables from the location thereof, unless the Servicer has given at least thirty (30) days’ written notice to the Purchaser and the Administrative Agent.
     (h) ERISA Matters. ACG shall not (i) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan other than a Multiemployer Plan, (ii) fail to make any material payments to a Multiemployer Plan that ACG or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iii) terminate any Pension Plan so as to result in any material liability, or (iv) permit to exist any occurrence of any reportable event described in Title IV of ERISA that would reasonably be expected to result in a material liability.
     (i) Credit and Collection Policy. The Servicer shall not make any changes to the Credit Policies in a manner which would reasonably be expected to have a material adverse effect on the interests of the Purchaser or the Administrative Agent without first obtaining the

Administrative Agent’s prior written consent to any such proposed change or amendment to the Credit Policies, which consent shall not be unreasonably withheld or delayed.
     (j) No Bankruptcy Petition. The Servicer covenants and agrees it shall not, prior to the date that is one year and one day after the payment in full of all amounts owing pursuant to the Credit Agreement and the other Loan Documents, institute against, or join any other Person in instituting against, the Purchaser, any bankruptcy, reorganization, receivership, arrangement, insolvency or liquidation proceedings or other similar proceedings under any applicable bankruptcy, insolvency or similar law. The provisions of this Section 5.2(j) shall survive the termination of this Servicing Agreement.
     (k) No Impairment. The Servicer shall not take any action that would impair the rights of the Purchaser, the Administrative Agent or the Lenders in and to any Transferred Receivables, which at the time the Servicer reasonably believes would be contrary to the goal of maximizing the ultimate proceeds derived (or to be derived) from such Transferred Receivables.
Section 5.3 Financial Covenant of Servicer.
     The Servicer shall not permit the First Lien Leverage Ratio as of the last day of any fiscal quarter of Holdings to be greater than the ratio set forth below opposite such fiscal quarter:

	March 31	June 30	September 30	December 31
2006	N/A	N/A	2.45 to 1.00	2.40 to 1.00
2007	2.35 to 1.00	2.25 to 1.00	2.25 to 1.00	2.15 to 1.00
2008	2.15 to 1.00	2.10 to 1.00	2.10 to 1.00	2.05 to 1.00
Thereafter	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00
ARTICLE VI
INDEMNIFICATION
Section 6.1 Servicer Indemnification.
     (a) Without limiting any other rights which any Servicer Indemnified Party may have under any Loan Document or Applicable Law, the Servicer, shall save, defend, indemnify and hold harmless (on an after tax basis) the Purchaser, the Collateral Agent, the Administrative Agent and the Lenders, and their respective successors, transferees, participants and assigns and their respective members, officers, directors, employees, representatives and agents (each, a “Servicer Indemnified Party”), forthwith on demand, from and against any loss, liability, claim, judgment, tax, cost, expense (including reasonable attorneys’ fees and costs and expenses of litigation reasonably incurred), damage or injury imposed on, asserted against, awarded against or suffered or sustained by any Servicer Indemnified Party and arising out of, imposed by reason of, incurred in connection with or attributable to (i)(x) the failure by the Servicer to perform its duties as Servicer under this Servicing Agreement, (y) the inaccuracy of any representation or warranty made by it as Servicer hereunder (including any Officer’s Certificate delivered by the

Servicer, the Monthly Servicing Report or other information, report or certificate) or (z) a Servicer Default, (ii) errors or omissions of the Servicer related to its duties as Servicer, including computational errors made by it in connection with any Monthly Servicing Report, (iii) its activities as Servicer under or in connection with the Loan Documents or the transactions contemplated thereby, (iv) the failure to vest and maintain vested in the Administrative Agent, as against ACG and the Purchaser and their respective creditors, a first priority perfected security interest in, to and under any and all of the Transferred Receivables, free and clear of any Lien, (v) except as expressly permitted under the terms of the Loan Documents, the commingling of the Transferred Receivables (including the income, payments and/or proceeds thereof) at any time with any other assets of ACG or any other Person, or (vi) the failure to pay or to remit any Tax or other governmental fee or charge required to be paid or remitted by it as Servicer under any Loan Document, all interest and penalties thereon or with respect thereto, and all costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which relate to the Transferred Receivables and which have not been timely paid by the Servicer; provided, however, that the Servicer shall not have any obligation to indemnify a Servicer Indemnified Party to the extent that acts of fraud, willful misconduct or gross negligence by such Servicer Indemnified Party caused such loss, liability, claim, judgment, tax, cost, expense, damage or injury imposed on, asserted against, awarded against or suffered or sustained by such Servicer Indemnified Party.
     (b) Upon the occurrence of a Servicer Default and delivery of a Servicer Termination Notice, the outgoing Servicer agrees to pay on demand (or to reimburse the Purchaser for), to the Collateral Agent, the Administrative Agent and the Lenders, as applicable, any out of pocket costs and expenses (including reasonable fees and expenses of counsel and expenses of litigation reasonably incurred) incurred by any such Person in connection with enforcement of termination of the outgoing Servicer as Servicer and installation of the successor Servicer, provided, however, that the outgoing Servicer agrees also to pay on demand (or to reimburse the Administrative Agent and the Lenders for) the reasonable out of pocket costs and expenses (including reasonable fees and expenses of counsel and expenses of litigation reasonably incurred) of the Collateral Agent, the Administrative Agent and the Lenders, as applicable, incurred by any such Person in connection with a foreclosure on the Transferred Receivables caused by or related to such Servicer Default (it being understood that the cost of foreclosure does not include any costs of servicing and enforcing the Transferred Receivables after such foreclosure).
     (c) The Purchaser shall have the right to, and at the direction of the Administrative Agent shall, set-off any indemnification amounts due from the Servicer under this Section 6.1 against amounts owed to the Servicer by the Purchaser. Upon any such set-off, the Purchaser shall give notice to the Servicer and the Administrative Agent of the amount thereof and the reasons therefor.
     (d) The provisions of this Section 6.1 shall survive the payment in full of all amounts due and owing to the Collateral Agent, the Administrative Agent or the Lenders under the Credit Agreement, the termination of the Credit Agreement and any expiration or termination of this Servicing Agreement or the appointment of any successor Servicer.

ARTICLE VII
SERVICER DEFAULTS
     Section 7.1 Servicer Defaults.
     The occurrence of any one or more of the following events shall constitute a “Servicer Default” unless the particular occurrence of such event is waived as a Servicer Default in writing by the Administrative Agent; provided, however, that, unless and until any such waiver is given, a Servicer Default shall be deemed to exist for all purposes under this Servicing Agreement and the other Loan Documents:
     (a) any failure by the Servicer to deposit (or cause to be deposited) into the Concentration Account any funds required to be so deposited within the times specified in Section 2.2; or
     (b) any failure by the Servicer to deliver Monthly Servicing Report or a Borrowing Base Certificate pursuant to Section 3.1 that remains unremedied as of 5:00 p.m. (New York time) on the first Business Day following the date on which such Monthly Servicing Report or Borrowing Base Certificate was required to be delivered; or
     (c) any failure by the Servicer to deliver any report, other than Monthly Servicing Report or Borrowing Base Certificate, required to be delivered to the Administrative Agent that remains unremedied as of 5:00 p.m. (New York time) on the fifth Business Day following the date on which such report was required to be delivered; or
     (d) the Servicer fails to perform or observe any other covenant or agreement contained in this Servicing Agreement or any other Loan Document to which it is a party and such failure continues for thirty (30) days; or
     (e) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Servicer herein or in any other Loan Document, or in any document or certificate delivered pursuant hereto or thereto shall be incorrect or misleading in any material respect when made or deemed made; or
     (f) the Servicer ceases to be engaged in the business of servicing Receivables of a type comparable to the Transferred Receivables;
     (g) any event of default occurs under the ACG Senior Facility or the Second Lien Indenture; or
     (h) any Refinancing of the ACG Senior Facility (as determined by the Administrative Agent in its reasonable commercial judgment); or

     (i) the Servicer or any Affiliate of the Servicer institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
     (j) (i) the Servicer becomes unable or admits in writing its inability or fails generally to pay its debts (exclusive of Intercompany Debt (as such term is defined in the ACG Senior Facility)) as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (k) there is entered against the Servicer (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (l) (i) the Servicer (A) fails to perform or observe (beyond the applicable grace period with respect thereto, if any) any Contractual Obligation if such failure would reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Intercompany Debt (as such term is defined in the ACG Senior Facility) and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (C) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee described in the foregoing clause (B) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an “early termination date” (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Servicer or any Subsidiary is the ”defaulting party” (as defined in such Swap Contract) or (B) any “termination event” (as so defined) under such Swap Contract as to which the Servicer or any Subsidiary is an “affected party” (as so defined) and, in either event, the Swap Termination Value owed by the Servicer or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (m) a Change of Control occurs; or
     (n) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the obligations under the Credit Agreement, ceases to be in full force and effect; or the Servicer contests in any manner the validity or enforceability of any Loan Document; or the Servicer denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (o) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Servicer or any Affiliate of the Servicer under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Servicer or any ERISA Affiliate of the Servicer fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.
     Section 7.2 Termination of the Servicer.
     (a) If a Servicer Default shall have occurred and be continuing, the Administrative Agent may, and shall, upon the written direction of the Lenders, give written notice to the Servicer (a “Servicer Termination Notice”), the Purchaser and each Lender of the termination of all (but not less than all) of the rights and obligations of the Servicer under this Servicing Agreement, and the Administrative Agent shall, as promptly as possible, appoint a successor Servicer and such successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and the Required Lenders.
     (b) Each of the Servicer and any successor Servicer shall take such actions consistent with this Servicing Agreement as shall be necessary to effect such succession. On the receipt by the Servicer of such Servicer Termination Notice, all of the rights and obligations of the Servicer under this Servicing Agreement, including, without limitation, the Servicer’s right hereunder to receive unaccrued Servicing Fees, shall cease and the same shall pass to and be vested in, and assumed by, the successor Servicer pursuant to and under this Servicing Agreement. Such successor Servicer shall be subject to all the responsibilities, duties and liabilities of the Servicer hereunder. Each of the successor Servicer and the Administrative Agent is hereby authorized and empowered to execute and deliver, on behalf of the terminated Servicer, as attorney-in-fact or otherwise, any and all documents and perform any and all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and assignment of any Transferred Receivables or such passing, vesting or assumption or to cause Obligors to remit all future Contract Payments and other amounts due under any Contract or in respect of any Transferred Receivable to such account as shall be specified by the Administrative Agent, acting at the written direction of the Required Lenders.
     (c) Notwithstanding any Servicer Default and delivery of any Servicer Termination Notice, the existing Servicer shall not be relieved of its responsibilities hereunder, and shall continue to service the Transferred Receivables and be entitled to payment of Servicing Fees and other reimbursements, until such time as a successor Servicer has assumed the responsibilities of Servicer hereunder.
     (d) If the Servicer’s duties, responsibilities and liabilities under this Servicing Agreement should be terminated pursuant to this Section 7.2, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Servicing Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor or the value of any Serviced Assets.
     (e) Any termination of the Servicer pursuant to this Section 7.2 shall not affect any claims that the Purchaser, the Administrative Agent, any Lender or any other Person may have against such terminated Servicer arising prior to the effective date of any such termination.
     (f) Upon receipt of request by the Administrative Agent, the terminated Servicer shall immediately deliver to the successor Servicer the funds that are, or are required to be, in the Concentration Account, the files related to the Transferred Receivables and all related Contract documents held by it hereunder and the terminated Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the successor Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of the terminated Servicer.
     Section 7.3 Effects of Termination of Servicer.
     (a) Upon the appointment of the successor Servicer, the predecessor Servicer shall thereafter hold in trust for the Purchaser (and the Administrative Agent) and shall remit within one (1) Business Day of identification, any payments or proceeds that it may receive with respect to the Transferred Receivables to the Administrative Agent for deposit into the Concentration Account after such date of appointment.
     (b) After Servicer Termination Date, and subject to the terms of this Article VII, the outgoing Servicer shall have no further rights or authority with respect to the management, administration, servicing, enforcement, custody or collection of the Transferred Receivables, all of which rights and authority shall be vested in the successor Servicer. The outgoing Servicer shall, however, transmit or cause to be transmitted directly to the successor Servicer, promptly on receipt and in the same form in which received, any amounts held by the outgoing Servicer (properly endorsed where required for the successor Servicer to collect them) received as payments upon or otherwise in connection with the Transferred Receivables and shall be subject to the continuing obligations described herein, subject to set-off against amounts owed by the outgoing Servicer hereunder. The outgoing Servicer’s indemnification obligations pursuant to Section 6.1 shall survive the termination of Servicer but shall not extend to any acts or omissions of a successor Servicer.
Section 7.4 Servicer to Cooperate.
     The Servicer agrees to cooperate with any successor Servicer, in effecting the termination and transfer of the responsibilities and rights of the Servicer, as the case may be hereunder, and the transfer thereof, to the successor Servicer, including, without limitation, the preparation, execution and delivery of any and all documents and other instruments and the transfer to the successor Servicer for administration by it of all cash amounts which shall at the time be held by the Servicer or thereafter received with respect to the Transferred Receivables. The Servicer hereby agrees to transfer to any successor Servicer copies of its electronic records and all other records, correspondence and documents relating to the Transferred Receivables in the manner and at such times as the successor Servicer shall reasonably request and do any and all other acts or things necessary or appropriate to effect the purposes of termination.
     Section 7.5 Waiver of Servicer Default.
     The written consent of the Administrative Agent (acting at the direction of the Required Lenders) must be obtained in order to waive any Servicer Default or any or all of its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Servicing Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.
     Section 7.6 Remedies Not Exclusive.
     Nothing in the preceding provisions of this Article VII shall be interpreted as limiting or restricting any rights or remedies which the Administrative Agent, the Lenders or any other Person would otherwise have at law or in equity on account of the breach or violation of any provision of this Servicing Agreement by the Servicer, including, without limitation, the right to recover full and complete damages on account thereof and the right to injunctive relief and specific performance.
     Section 7.7 No Effect on Other Parties.
     Upon any termination of the rights and powers of Servicer pursuant to this Servicing Agreement, or upon any appointment of a successor Servicer, all the rights, powers, duties and obligations of the other parties under this Servicing Agreement, the Credit Agreement, the Contribution Agreement and the other Loan Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter.

ARTICLE VIII
MISCELLANEOUS PROVISIONS
     Section 8.1 Termination.
     (a) The term of this Servicing Agreement shall be until all obligations under the Loan Documents have been satisfied in full; provided, however, that any provision that expressly survives termination of this Servicing Agreement shall be continuing and shall survive any termination of this Servicing Agreement. The Administrative Agent shall be permitted to execute and deliver written evidence of the termination of this Servicing Agreement at such time as the obligations under the Loan Documents have been satisfied in full.
     (b) This Servicing Agreement shall not be automatically terminated as a result of a Event of Default under the Credit Agreement or any action taken by the Administrative Agent thereafter with respect thereto.
     Section 8.2 Amendments.
     No amendment or waiver of any provision of this Servicing Agreement shall be effective except pursuant to an agreement or agreements in writing entered into by the Purchaser, the Servicer and the Administrative Agent (acting at the direction of the Required Lenders). The Servicer shall provide not less than ten (10) Business Days’ prior written notice of any proposed amendment to the Administrative Agent.
     Section 8.3 Notices.
     All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Administrative Agent or any Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person in the Credit Agreement; and
     (ii) if to the Servicer or the Purchaser, to the address, telecopier number, electronic mail address or telephone number set forth on the signature pages of this Servicing Agreement.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

     Section 8.4 Limitation of Liability.
     Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent or any Lender or their respective Affiliates, directors, officers, employees, attorneys or agents, no claim may be made by the Servicer or any other Person against the Administrative Agent or any Lender or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Servicing Agreement, or any act, omission or event occurring in connection therewith; and the Servicer hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not known or suspected to exist in its favor.
     Section 8.5 Binding Effect; Benefit of Servicing Agreement.
     All provisions of this Servicing Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Administrative Agent and the Lenders. The Administrative Agent and each Lender is an express third party beneficiary of this Servicing Agreement and is entitled to enforce the provisions hereof as if it was a party hereto.
     Section 8.6 Choice of Law and Venue; Jury Trial Waiver.
     (a) THE VALIDITY OF THIS SERVICING AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).
     (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS SERVICING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAWS, FEDERAL COURTS LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PURCHASED ASSET OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH PURCHASED ASSET OR OTHER PROPERTY MAY BE FOUND. THE PARTIES HERETO WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAWS, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO

VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8.6.
     (c) THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES HERETO REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS SERVICING AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     Section 8.7 Execution in Counterparts; Severability; Integration.
     This Servicing Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Servicing Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Servicing Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
     Section 8.8 Waiver of Setoff.
     (a) The Servicer’s obligations under this Servicing Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other similar right the Servicer might have against the Purchaser, the Administrative Agent or the Lenders or any assignee of such Persons, all of which rights are hereby waived by the Servicer.
     (b) The Purchaser shall have the right to set-off against the Servicer any amounts to which the Servicer may be entitled and to apply such amounts to any claims the Purchaser may have against the Servicer from time to time under this Servicing Agreement. Upon any such set-off, the Purchaser shall give notice of the amount thereof and the reasons therefor to the Servicer.
     Section 8.9 Headings and Exhibits.
     The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Servicing Agreement and are incorporated into this Servicing Agreement for all purposes.
     Section 8.10 Assignment.
     (a) Notwithstanding anything to the contrary contained herein, this Servicing Agreement may not be assigned by the Purchaser or the Servicer except as permitted by this Section 8.10 or by the Credit Agreement. Simultaneously with the execution and delivery of this Servicing Agreement, the Purchaser shall collaterally assign all of its right, title and interest herein to the Administrative Agent under the Credit Agreement, to which assignment the Servicer hereby expressly consents. Upon such assignment, the Servicer agrees to perform its obligations hereunder for the benefit of the Administrative Agent and the Lenders under the Credit Agreement, and the Administrative Agent and the Lenders, in such capacity, shall be third party beneficiaries hereof. The Administrative Agent and the Lenders, upon such assignment may enforce the provisions of this Servicing Agreement, exercise the rights of the Purchaser and enforce the obligations of the Servicer hereunder without joinder of the Purchaser.
     (b) The Servicer hereby grants to the Administrative Agent the power as its attorney-in-fact, limited to the exercise thereof in the event the Servicer fails to take any action hereunder to effect the transactions contemplated herein, or an Event of Default or a Servicer Default exists, to do any and all other acts as may be necessary or appropriate to effect the transactions contemplated herein. Nothing in this Section 8.10 shall be interpreted, however, to relieve the Servicer of its responsibilities hereunder, including, without limitation, the obligation to execute and file (or cause to be filed) any financing statements or other document as shall be necessary or appropriate to perfect or to preserve and protect the ownership interests created under the Contribution Agreement or the security interests created under the Security Agreement.
     Section 8.11 Severability of Provisions; No Waiver.
     If one or more of the provisions of this Servicing Agreement shall be for any reason whatever held invalid, illegal or unenforceable, such provisions shall be deemed severable from the remaining covenants and provisions of this Servicing Agreement, and shall in no way affect the validity, legality and enforceability of such remaining provisions, the rights of any parties hereto, or the rights of the Administrative Agent or any Lender. To the extent permitted by law, the parties hereto waive any provision of law which renders any provision of this Servicing Agreement prohibited or unenforceable in any respect. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 8.12 Confidentiality.
     (a) The Purchaser and the Servicer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Servicing Agreement and all information with respect to the Administrative Agent and the Lenders, including all information regarding the business of the Purchaser or the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and agents of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent and the Lenders that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Purchaser or the Servicer and its Affiliates, (ii) disclose the existence of this Servicing Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Servicing Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Loan Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Loan Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 8.12(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Defaults and priority of payment provisions.
     (b) Anything herein to the contrary notwithstanding, the Purchaser and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent and the Lenders, by each other, (ii) by the Administrative Agent or the Lenders, to any rating agency, commercial paper dealer and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of and agrees to maintain the confidential nature of such information. In addition, the Lenders and the Administrative Agent may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
     (c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information (a) if required to do so by any Applicable Law, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspect of the Administrative Agent’s or any Lender’s business or that of any of their Affiliates, or (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent or any Lender or an Affiliate or an officer, director, employer or shareholder thereof is a party, provided that in the case of any request, subpoena or proposed release or disclosure of information described in the foregoing clauses (a) through (c) the party believing it is obligated to release or disclose shall, subject to compliance with the applicable law, regulations, subpoena or other legal process, use commercially reasonable efforts to notify the party that furnished such information prior to such release or disclosure, or (iii) any other disclosure authorized by the Purchaser or the Servicer with respect to confidential information relating to the Purchaser or the Servicer.

     Section 8.13 Non-Petition.
     During the term of this Servicing Agreement and for one (1) year and one (1) day after payment in full of any amounts owing to Agents or the Lenders under the Credit Agreement or any of the other Loan Documents, none of the parties hereto or any Affiliate thereof will institute against or join any other Person in instituting against the Purchaser any Insolvency Proceeding. This Section 8.13 shall survive any termination of this Servicing Agreement.

     IN WITNESS WHEREOF, the Purchaser, the Servicer and the Administrative Agent have caused this Servicing Agreement to be duly executed by their respective duly authorized officers as of the date and year first written above.

AMERICAN COLOR GRAPHIS, INC., as Servicer
By:	/s/ Patrick W. Kellick
Name:	Patrick W. Kellick
Title:	Senior Vice President / Chief Financial Officer and Secretary
Address: 100 Winners Circle Brentwood, Tennessee 37027
Telephone No.: 615-377-7430
Fax No.: 615-337-0331

AMERICAN COLOR GRAPHICS FINANCE, LLC, as the Purchaser
By:	/s/ Patrick W. Kellick
Name:	Patrick W. Kellick
Title:	Senior Vice President / Chief Financial Officer and Secretary
Address: 100 Winners Circle Brentwood, Tennessee 37027
Telephone No.: (615) 377-7430
Fax No.: (615) 337-0331

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Peter Sherman
	Name:	Peter Sherman
	Title:	Managing Director

BANK OF AMERICA, N.A., as Collateral Agent
By:	/s/ Peter Sherman
	Name:	Peter Sherman
	Title:	Managing Director